UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 15, 2005

REGENERATION TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-31271	59-3466543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11621 Research Circle, Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (386) 418-8888

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Medtronic Sofamor Danek. On December 15, 2005, Regeneration Technologies, Inc. (the “Company”) and Medtronic Sofamor Danek USA, Inc. (“MSD”) entered into a Second Amendment and a Third Amendment to the First Amended Exclusive Distribution and License Agreement, effective April 15, 2004, between the Company and MSD which provides among other things for the Company to supply MSD with human allograft tissue and bone paste for spine surgery (the “MSD Distribution Agreement”).

The Second Amendment to the MSD Distribution Agreement modifies the product and pricing schedules to the MSD Distribution Agreement, with pricing modifications retroactive to July 1, 2005. The Third Amendment to the MSD Distribution Agreement provides, among other things, for MSD to release its exclusive rights to distribute the Company’s bone paste products for use in the spine effective on December 15, 2005 in exchange for cash payments from the Company to MSD over the next eight fiscal quarters, such payments contingent upon MSD achieving specified minimum revenue levels for distribution of the Company’s bone paste products. The Third Amendment also provides MSD the non-exclusive right to distribute the Company’s bone paste products for use in orthopedic and dental applications. In connection with the Third Amendment, the Company and MSD have amended and restated the MSD Distribution Agreement.

Exactech, Inc. On December 19, 2005, the Company and Exactech, Inc. entered into a First Amended License and Distribution Agreement with Exactech, Inc. (“Exactech”), amending the Exclusive License Agreement effective July 1, 2002 between Regeneration Technologies, Inc. and Exactech. The amended agreement with Exactech provides, among other things, for Exactech to distribute the Company’s bone paste products for use in the spine and to release its exclusive rights to distribute the Company’s bone paste products for use in orthopedic applications. The amended agreement restricts the Company from directly distributing bone paste products for oral-dental applications, provided Exactech achieves certain minimum annual performance levels throughout the term of the agreement. The amended agreement, however, does not restrict MSD from distributing the Company’s bone paste products for oral-dental applications.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENERATION TECHNOLOGIES, INC.

Date: December 21, 2005	By:	/s/ Thomas F. Rose
	Name:	Thomas F. Rose
	Title:	Vice President and Chief Financial Officer

3